Exhibit 5.1 Legal Opinion
Caterpillar Inc. 100 NE Adams Street Peoria, IL 61629- 6490
May 15, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:	Caterpillar Inc.
Registration Statement on Form S-3

Ladies and Gentlemen:

I am a Senior Corporate Counsel for Caterpillar Inc., a Delaware corporation (the “Company”). Pursuant to the Registration Statement on Form S-3 (the “Registration Statement”) filed by Caterpillar Inc. with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”), as amended, the Caterpillar Inc. Master Retirement Trust (“Selling Stockholder”) proposes to offer from time to time, as set forth in the prospectus contained in the Registration Statement (the “Prospectus”), and as may be set forth in one or more supplements to the Prospectus, up to 25,000,000 shares of the Company’s common stock, par value $1.00 per share (the “Securities”).

As counsel for the Company, I have examined such documents, including the Registration Statement, the Restated Certificate of Incorporation and By-laws, as amended, of the Company and certain resolutions of the Board of Directors of the Company (the “Board”) and a duly authorized committee thereof relating to issuance of the Securities (the “Resolutions”). I have also reviewed such questions of law, as I have considered necessary and appropriate for the purposes of the opinions set forth below.

In rendering the opinions set forth below, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies. I have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to this opinion, I have relied upon certificates of officers of the Company and of public officials. I have also assumed that the Resolutions have not been modified or rescinded, there will not have occurred any change in the law affecting the authorization, delivery or validity of the Securities, the Registration Statement will be effective and will continue to be effective and neither the issuance and sale thereof nor the compliance by the Company with the terms thereof will result in a violation of any agreement or instrument then binding upon the Company or any order of any court or governmental body having jurisdiction over the Company.

Based on the foregoing, and subject to the qualifications and limitations stated herein, I am of the opinion that the Securities are duly authorized, validly issued, fully paid and non-assessable.

My opinion expressed above is limited the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Law) and the federal laws of the United States of America, and I express no opinion as to the laws of any other jurisdiction.

I hereby consent to the inclusion of this opinion letter as an exhibit to the Registration Statement and the reference to me under the caption “Legal Matters”. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

By:	/s/Richard P. Konrath
Richard P. Konrath